Exhibit 99.1

United Rentals, Inc. Five Greenwich Office Park Greenwich, CT 06831 tel: 203 622 3131 fax: 203 622 6080 unitedrentals.com

United Rentals Announces Second Quarter 2006 Results and Revises 2006 Outlook

GREENWICH, Conn. – August 7, 2006 – United Rentals, Inc. (NYSE: URI) today announced second quarter 2006 diluted earnings per share of $0.51, after including charges of $.05 per diluted share to correct previously recorded depreciation expense and provide for a tax contingency. The reported second quarter 2006 diluted earnings per share represents an increase of 6% compared with $0.48 for the second quarter 2005.

Second quarter net income of $56 million, which includes an after-tax $6 million impact from the charges noted above, increased 12% from $50 million for the second quarter 2005. Total revenues of $995 million for the second quarter increased 12% from the second quarter 2005. Free cash flow for the second quarter was negative $163 million after total capital expenditures of $395 million, including $44 million for the buy-out of equipment under operating leases.

After recognizing the impact of the $.05 per diluted share related to the items noted above, the company revised its full year 2006 outlook for diluted earnings per share to a range of $2.15 to $2.25. The outlook reflects continued strong performance in the company’s core business, partially offset by a softer outlook for traffic control. The company expects to generate $4.0 billion in total revenues in 2006, and approximately $145 million of free cash flow after total capital expenditures of approximately $930 million.

Second Quarter 2006 Financial Highlights

For the second quarter 2006 compared with last year’s second quarter:

•	Total revenues increased 12% to $995 million.

•	Same-store rental revenues increased 8.6%.

•	Rental rates increased 5.6%.

•	Contractor supplies sales increased 28% to $109 million.

•	Dollar utilization was 65.3%, an increase of 1.3 percentage points.

•	Return on invested capital improved 1.7 percentage points to 12.5%.

Purchases of rental equipment were $369 million for the second quarter 2006 compared with $332 million for the same period last year. The size of the rental fleet, as measured by the original equipment cost, was $4.2 billion and the age of the rental fleet was 38 months at June 30, 2006, compared with $3.9 billion and 40 months at year-end 2005, and $3.9 billion and 39 months at June 30, 2005.

Cash flow from operations was $143 million for the second quarter 2006 compared with $193 million for the same period last year. The decrease in cash flow from operations was largely the result of working capital items. After total rental and non-rental capital expenditures of $395 million, free cash flow for the second quarter 2006 was negative $163 million compared with free cash flow of negative $65 million for the same period last year.

For the first half 2006, including the second quarter charges of $.05 per diluted share, the company reported diluted earnings per share of $0.71, an increase of 18% compared with $0.60 for the first half 2005. Net income, including the second quarter charges of $6 million, increased 23% to $76 million for the first half 2006 from $62 million for the first half 2005. Total revenues of $1.84 billion for the first half 2006 increased 13.6% from the first half 2005. After total rental and non-rental capital expenditures of $659 million compared with $516 million for the first half 2005, free cash flow for the first half 2006 was negative $116 million compared with free cash flow of negative $21 million for the same period last year.

The company’s total cash balance was $208 million at June 30, 2006, a decrease of $108 million from December 31, 2005, and $46 million from June 30, 2005.

CEO Comments and Outlook

Wayland Hicks, chief executive officer, said, “The same combination of improved rental rates and strong time utilization on a larger rental fleet resulted in our continued strong performance in the quarter. We also continued our excellent contractor supplies growth. We received 70% of our planned 2006 additions to the rental fleet by June 30, just in time for the height of the construction season. We also achieved record second quarter dollar utilization of 65.3%.

“We are continuing to make significant strategic investments to take advantage of the growth opportunities in our market. We remain focused on driving revenue growth, improving our margins and increasing our return on capital.”

Hicks also said, “For the full year 2006, after recognizing the impact of the two second quarter items, we are revising our outlook for diluted earnings per share to a range of $2.15 to $2.25 on total revenues of $4.0 billion. This outlook reflects our expectations for continued strong performance in our core business partially offset by a softer outlook for traffic control.”

Return on Invested Capital (ROIC)

Return on invested capital was 12.5% for the twelve months ended June 30, 2006, an improvement of 1.7 percentage points from 2005. The company’s ROIC metric uses operating income for the trailing twelve months divided by the averages of shareholders’ equity, debt and deferred taxes, net of average cash. The company reports ROIC to provide information on the company’s efficiency and effectiveness in deploying its capital and improving shareholder value.

Segment Performance

The company’s financial reporting segments are general rentals; trench safety, pump and power; and traffic control.

General Rentals

The general rentals segment includes rental of construction, aerial, industrial and homeowner equipment as well as related services and activities.

Second quarter 2006 revenues for general rentals were $865 million, an increase of 12.2% compared with $771 million for the second quarter 2005. Rental rates for the second quarter increased 5.7% and same-store rental revenues increased 8.6% from the same period last year. Operating income for general rentals was $142 million for the second quarter, an increase of 15.4% compared with $123 million for the same period last year.

First half 2006 revenues for general rentals were $1.62 billion, an increase of 13.3% compared with $1.43 billion for the first half 2005. Operating income for general rentals was $224 million for the first half, an increase of 15.5% compared with $194 million for the same period last year.

General rentals segment revenues represented 88% of total revenues for the first half 2006.

Trench Safety, Pump and Power

The trench safety, pump and power segment includes rental of steel trench shields and shoring, pumps, temporary power and climate control equipment, as well as related services and activities.

Second quarter 2006 revenues for trench safety, pump and power were $55 million, an increase of 25.0% compared with $44 million for the second quarter 2005. The acquisition of Sandvick Equipment and Supply Company in December 2005 contributed $5 million to second quarter 2006 revenue growth. Rental rates for the second quarter increased 3.9% and same-store rental revenues increased 13.5% from the same period last year. Operating income for trench safety, pump and power was $13 million for the second quarter, an increase of $2 million from the same period last year.

First half 2006 revenues for trench safety, pump and power were $104 million, an increase of 33.3% compared with $78 million for the first half 2005. Operating income for trench safety, pump and power was $26 million for the first half, an increase of $9 million from the same period last year.

Trench safety, pump and power segment revenues represented 5% of total revenues for the first half 2006.

Traffic Control

The traffic control segment includes rental of equipment used for traffic management, as well as related services and activities.

Second quarter 2006 revenues for traffic control were $75 million, an increase of $2 million from the second quarter 2005. Same-store rental revenues for the second quarter increased 6.2% from the same period last year. The operating loss for traffic control was $5 million for the second quarter compared with an operating loss of $2 million for the same period last year.

First half 2006 revenues for traffic control were $122 million, an increase of 4.3% compared with $117 million for the first half 2005. The operating loss for traffic control was $12 million for the first half 2006 and $13 million for the first half 2005.

Traffic control segment revenues represented 7% of total revenues for the first half 2006.

Second Quarter 2006 Charges

The second quarter 2006 results include a pre-tax charge of $5 million, or $.03 per diluted share, to correct depreciation expense recorded since the fourth quarter 2002 for certain vehicles on capital leases which had been depreciated over a period that exceeded the related contractual lease terms, as well as a net $3 million charge, or $.02 per diluted share, primarily related to an identified tax contingency item.

Update on the SEC Inquiry

The previously announced SEC inquiry of the company is ongoing and the company is continuing to cooperate fully with the SEC. As previously stated, the inquiry appears to relate to a broad range of the company’s accounting practices and is not confined to a specific period.

Conference Call

United Rentals will hold a conference call tomorrow, Tuesday, August 8th, at 11 a.m. Eastern Time. The conference will be available live by audio webcast at unitedrentals.com, where it will be archived.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of more than 760 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s 14,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 20,000 classes of rental equipment with a total original cost of $4.2 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at unitedrentals.com.

Certain statements in this press release contain and incorporate by reference forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” “should,” “on track,” “affirms” or “anticipates,” or the negative thereof or comparable terminology, or by discussions of strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) weaker or unfavorable economic or industry conditions can reduce demand and prices for our products and services, (2) non-residential construction spending, or governmental funding for highway, infrastructure and other construction projects, may not reach expected levels, (3) we may not have access to capital that our businesses or growth plans may require, (4) any companies we acquire could have undiscovered liabilities, may strain our management capabilities and may be difficult to integrate, (5) rates we can charge may increase less than anticipated, or costs we incur may increase more than anticipated, (6) we are highly-leveraged, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions, (7) we have not yet successfully remediated a previously identified material weakness in our internal controls relating to our financial close process, (8) we are subject to an ongoing inquiry by the SEC, and there can be no assurance that its outcome will not require additional changes in our accounting policies and practices, restatements of financial statements, revisions of results or guidance, or otherwise have adverse consequences for us, and (9) we may incur additional significant expenses in connection with the SEC inquiry, our related internal reviews, the class action lawsuits and derivative actions that were filed in light of the SEC inquiry, or other litigation, regulatory or investigatory matters, related thereto or otherwise. For a fuller description of these and other possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2005, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:

Chuck Wessendorf

VP, Investor Relations and

Corporate Communications

United Rentals, Inc.

(203) 618-7318

cwessendorf@ur.com

UNITED RENTALS, INC

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Growth	2006	2005	% Growth
Revenues:
Equipment rentals	$698	$627	11.3%	$1,289	$1,141	13.0%
Sales of rental equipment	85	87	(2.3)%	163	167	(2.4)%
New equipment sales	62	55	12.7%	114	96	18.8%
Contractor supplies sales	109	85	28.2%	197	149	32.2%
Service and other revenues	41	34	20.6%	78	67	16.4%

Total revenues	995	888	12.0%	1,841	1,620	13.6%

Cost of revenues:
Cost of equipment rentals, excluding depreciation	340	320		646	601
Depreciation of rental equipment	99	95		195	189
Cost of rental equipment sales	59	65		113	122
Cost of new equipment sales	51	45		94	79
Cost of contractor supplies sales	89	64		160	112
Cost of service and other revenue	19	16		38	32

Total cost of revenues	657	605	8.6%	1,246	1,135	9.8%

Gross profit	338	283	19.4%	595	485	22.7%
Selling, general and administrative expenses	164	136	20.6%	317	258	22.9%
Non-rental depreciation and amortization	24	15	60.0%	40	29	37.9%

Operating income	150	132	13.6%	238	198	20.2%
Interest expense, net	52	43		102	86
Interest expense subordinated convertible debentures	3	4		7	8
Other (income) expense, net	(1)	3		—	3

Income before provision for income taxes	96	82	17.1%	129	101	27.7%
Provision for income taxes	40	32		53	39

Net income	$56	$50	12.0%	$76	$62	22.6%

Diluted earnings per share	$0.51	$0.48	6.3%	$0.71	$0.60	18.3%

UNITED RENTALS, INC

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)

	June 30, 2006	June 30, 2005	December 31, 2005
ASSETS
Cash and cash equivalents	$208	$254	$316
Accounts receivable, net	566	517	572
Inventory	195	178	174
Prepaid expenses and other assets	140	120	154
Rental equipment, net	2,587	2,283	2,252
Property and equipment, net	462	415	445
Goodwill	1,341	1,291	1,328
Other intangible assets, net	31	35	33

Total Assets	$5,530	$5,093	$5,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$284	$336	$211
Accrued expenses and other liabilities	435	304	420
Debt	2,894	2,954	2,930
Subordinated convertible debentures	222	222	222
Deferred taxes	293	187	262

Total Liabilities	4,128	4,003	4,045

Stockholders’ Equity:
Common stock	1	1	1
Additional paid-in capital	1,417	1,352	1,345
Deferred compensation	—	(17)	(12)
Accumulated deficit	(79)	(280)	(155)
Accumulated other comprehensive income	63	34	50

Total Stockholders’ Equity	1,402	1,090	1,229

Total Liabilities and Stockholders’ Equity	$5,530	$5,093	$5,274

UNITED RENTALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Cash Flows From Operating Activities:
Net income	$56	$50	$76	$62
Adjustments to reconcile net income to net cash by providing operating activities:
Depreciation and amortization	124	111	239	221
Gain on sales of rental equipment	(26)	(22)	(50)	(45)
Gain on sales of non-rental equipment	—	—	(2)	(1)
Non-cash adjustments to equipment	11	15	11	19
Amortization of deferred compensation	4	4	5	5
Increase in deferred taxes	31	32	43	38
Changes in operating assets and liabilities:
Accounts receivable	(72)	(75)	8	(28)
Inventory	17	(29)	(21)	(60)
Prepaid expenses and other assets	(1)	(10)	9	(6)
Accounts payable	(33)	80	73	119
Accrued expenses and other liabilities	32	37	(22)	(6)

Net cash provided by operating activities	143	193	369	318

Cash Flows From Investing Activities:
Purchases of rental equipment	(369)	(332)	(612)	(484)
Purchases of non-rental equipment	(26)	(19)	(47)	(32)
Proceeds from sales of rental equipment	85	87	163	167
Proceeds from sales of non-rental equipment	4	3	11	7
Purchases of other companies	(16)	(3)	(39)	(3)
Proceeds from sales of rental locations	—	3	—	3

Net cash used in investing activities	(322)	(261)	(524)	(342)

Cash Flows From Financing Activities:
Payments of debt	(7)	(19)	(15)	(25)
Proceeds from the exercise of common stock options	63	1	63	2
Other	(1)	(1)	(1)	(1)

Net cash provided by (used in) financing activities	55	(19)	47	(24)
Effect of foreign exchange rates	1	(1)	—	(1)

Net decrease in cash and cash equivalents	(123)	(88)	(108)	(49)
Cash and cash equivalents at beginning of period	331	342	316	303

Cash and cash equivalents at end of period	$208	$254	$208	$254

UNITED RENTALS, INC.

SEGMENT PERFORMANCE

(In millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2006	2005	% Growth		2006	2005	% Growth
General Rentals
Total revenues	$865	$771	12.2%		$1,615	$1,425	13.3%
Operating income	142	123	15.4%		224	194	15.5%
Operating margin	16.4%	16.0%	0.4	pts.	13.9%	13.6%	0.3	pts.

Trench Safety, Pump and Power
Total revenues	55	44	25.0%		104	78	33.3%
Operating income	13	11	18.2%		26	17	52.9%
Operating margin	23.6%	25.0%	(1.4	)pts	25.0%	21.8%	2.5	pts.

Traffic Control
Total revenues	75	73	2.7%		122	117	4.3%
Operating loss	(5)	(2)	*		(12)	(13)	*
Operating margin	(6.7)%	(2.7)%	*		(9.8)%	(11.1)%	*

Total United Rentals
Total revenues	$995	$888	12.0%		$1,841	$1,620	13.6%
Operating income	150	132	13.6%		238	198	20.2%
Operating margin	15.1%	14.9%	0.2	pts	12.9%	12.2%	0.7	pts.

*	Not meaningful

DILUTED EARNINGS PER SHARE CALCULATION

(in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2006	2005	% Growth	2006	2005	% Growth
Net income	$56	$50	12.0%	$76	$62	22.6%
Convertible debt interest	—	1	*	1	1	—
QUIPS interest	2	2	—	—	—	—

Income available to common stockholders	$58	$53	9.4%	$77	$63	22.2%

Weighted average common shares	79.4	78.0	1.8%	78.4	78.0	0.5%
Series C and D preferred shares	17.0	17.0	—	17.0	17.0	—
Convertible shares	6.5	5.6	16.1%	6.5	5.6	16.1%
QUIPS shares	5.1	5.1	—	—	—	—
Stock options, warrants, restricted stock units and phantom shares	7.1	4.4	61.4%	7.1	4.3	65.0%

Total weighted average diluted shares	115.0	110.1	4.5%	109.0	104.9	3.9%

Diluted earnings per share	$0.51	$0.48	6.3%	$0.71	$0.60	18.3%

*	Not meaningful

UNITED RENTALS, INC.

FREE CASH FLOW GAAP RECONCILIATION

(in millions)

We define “free cash flow” as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment and proceeds from sales of rental locations. Management believes free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under Generally Accepted Accounting Principles (“GAAP”). Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between net cash flow provided by operating activities and free cash flow.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net cash provided by operating activities	$143	$193	$369	$318
Purchases of rental equipment	(325)	(330)	(568)	(478)
Buy-outs of equipment leases	(44)	(2)	(44)	(6)
Purchases of non-rental equipment	(26)	(19)	(47)	(32)
Proceeds from sales of rental equipment	85	87	163	167
Proceeds from sales of non-rental equipment	4	3	11	7
Proceeds from sales of rental locations	—	3	—	3

Free Cash Flow	$(163)	$(65)	$(116)	$(21)

UNITED RENTALS, INC.

EBITDA GAAP RECONCILIATION

(in millions)

“EBITDA” represents net income plus interest expense, income taxes, depreciation and amortization. Management believes EBITDA provides useful additional information about operating performance and period over period growth. However, EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. Information reconciling forward-looking EBITDA expectations to a GAAP financial measure is unavailable to the company without unreasonable effort. The table below provides a reconciliation between income before provision for income taxes and EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Income before provision for income taxes	$96	$82	$129	$101
Interest expense, net	52	43	102	86
Interest expense - subordinated convertible debentures	3	4	7	8
Depreciation - rental equipment	99	95	195	189
Non-rental depreciation and amortization	24	15	40	29

EBITDA	$274	$239	$473	$413